Exhibit 11.1

CPI Corp.
Computation of Per Common Share Earnings (Loss) - Diluted
(Unaudited)

	16 Weeks Ended				40 Weeks Ended
thousands, except share and per share data	November 11, 2006		November 12, 2005		November 11, 2006	November 12, 2005

Diluted:
Net earnings (loss) applicable to common shares	$(951)		$(3,098)		$1,533	$(8,173)

Shares:
Weighted average number of common shares outstanding	16,968,819		18,511,008		16,969,919	18,485,993

Shares issuable under employee stock plans - weighted average	-	*	-	**	-	-	***

Dilutive effect of exercise of certain stock options	-	*	-	**	21,376	-	***

Less: Treasury stock - weighted average	(10,617,932)		(10,639,543)		(10,617,412)	(10,639,543)

Weighted average number of common and common equivalent shares outstanding	6,350,887		7,871,465		6,373,883	7,846,450

Net earnings (loss) per common and common equivalent shares	$(0.15)		$(0.39)		$0.24	$(1.04)

*	The effect of stock options in the amount of 23,411 shares were not considered as the effect is antidilutive.

**	The effect of stock options in the amount of 20,111 were not considered as the effect is antidilutive.

***	The effect of stock options in the amount of 17,255 shares and 10,202 shares issuable under employee stock plans were not considered as the effect is antidilutive.